Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267252

PROSPECTUS

CANO HEALTH, INC.

6,895,830 Shares of Class A Common Stock

Offered by the Selling Stockholders

This prospectus relates to the proposed resale or other disposition by the selling stockholders identified in this prospectus of up to an aggregate of 6,895,830 shares of Class A common stock, par value $0.0001 per share, of Cano Health, Inc.

The registration of the shares of Class A common stock covered by this prospectus does not mean that the selling stockholders will offer or sell all or any of the shares. Class A Common stock offered hereby by the selling stockholders, or its pledgees, donees, transferees or other successors in interest, may be sold from time to time directly or indirectly through one or more underwriters, broker-dealers or agents, and in one or more public or private transactions. The shares of Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. If the shares of Class A common stock are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions. The timing and amount of any sale is within the sole discretion of the selling stockholders, subject to certain restrictions. See the section entitled “Plan of Distribution” for more information.

We will not receive any proceeds from any sale of Class A common stock by the selling stockholders. We have agreed to bear the expenses in connection with the registration of the shares of Class A common stock to be offered by this prospectus by the selling stockholders other than any underwriting discounts and commissions or transfer taxes relating to the sale of Class A common stock, which will be borne by the selling stockholders.

Our Class A common stock and warrants are listed on the New York Stock Exchange, or the NYSE, under the symbols “CANO” and “CANO WS,” respectively. On September 1, 2022, the closing price for our Class A common stock, as reported on the NYSE, was $6.11 per share.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 9, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell the shares of Class A common stock described in this prospectus in one or more offerings.

Neither we, nor the selling stockholders, have authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where it is lawful to do so. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any shares other than the registered shares to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares are sold on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”

We use various trademarks and trade names in our business, including without limitation our corporate name and logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Unless the context otherwise indicates, references in this prospectus to “Company,” “we,” “our” and “us” refer, collectively, to Cano Health, Inc., a Delaware corporation, and its consolidated subsidiaries; and the term “securities” refers to the shares of our Class A common stock offered by this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and/or incorporates by reference statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•

our ability to recognize the benefits of the previously announced business combination pursuant to the terms of the Business Combination Agreement, dated as of November 11, by and among Jaws, Jaws Merger Sub, LLC, a Delaware limited liability company, Primary Care (ITC) Intermediate Holdings, LLC, and Primary Care (ITC) Intermediate Holdings, LLC’s sole member, Primary Care (ITC) Holdings, LLC, and our other recent acquisitions, which may be affected by, among other things, competition and our ability to grow and manage growth profitability;

•	our financial and business performance;

•	changes in our strategy, future operations, financial position, estimated revenues, forecasts, projected costs, prospects and plans;

•

changes in applicable laws or regulations, including with respect to health plans and payors and our relationships with such plans and payors, and provisions that impact Medicare and Medicaid programs;

•	our ability to realize expected results with respect to patient membership, revenue and earnings;

•	our ability to grow market share in existing markets or enter into new markets and success of acquisitions;

•	our ability to predict and control our medical claims expense ratio;

•	the risk that we may not be able to procure sufficient space as we continue to grow and open additional medical centers;

•	our predictions about the need for our wellness centers after the coronavirus disease 2019, or the COVID-19 pandemic, including the attractiveness of our offerings and member retention rates;

•

competition in our industry, the advantages of our products and technology over competing products and technology existing in the market, and competitive factors including with respect to technological capabilities, cost and scalability;

•

the impact of the COVID-19 pandemic or any other pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide on our business, financial condition and results of operations and the actions we may take in response thereto;

•	our future capital requirements and sources and uses of cash;

•	our business, expansion plans and opportunities;

•	our ability to access new capital through sales of shares of our Class A common stock or issuance of indebtedness, which may harm our liquidity and / or our ability to grow our business;

•	anticipated financial performance, including gross margin, and the expectation that our future results of operations will fluctuate on a quarterly basis for the foreseeable future;

•	our expected capital expenditures, cost of revenue and other future expenses, and the sources of funds to satisfy liquidity needs;

•	our ability to maintain proper and effective internal controls;

•	our ability to predict changes to the Direct Contracting Entity and Accountable Care Organizations program as it relates to benchmarks and shared savings;

•	our ability to implement remediation plans to address the material weaknesses that are described in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available to us at the time of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the ability to maintain the listing of our Class A common stock and warrants on the NYSE;

•

the price of our securities may be volatile due to a variety of factors, including the volatility in capital markets, changes in the competitive and highly regulated industries in which we operate, variations in performance across competitors, changes in laws and regulations affecting our business and changes in our capital structure;

•	the risk of downturns in the economy and the possibility of rapid change in the highly competitive industry in which we operate;

•	the risk that we will need to raise additional capital to execute our business plan, which may not be available on acceptable terms or at all; and

•	the risk that we experience difficulties in managing our growth and expanding operations.

THE COMPANY

Company Overview

We are a primary care-centric, technology-powered healthcare delivery and population health management platform designed with a focus on clinical excellence. Our mission is simple: to improve patient health by delivering superior primary care medical services while forging life-long bonds with our members. Our vision is clear: to become the national leader in primary care by improving the health, wellness and quality of life of the communities we serve while reducing healthcare costs.

We are one of the largest independent primary care physician groups in the United States. We utilize our technology-powered, value-based care delivery platform to provide care for our members. We predominantly enter into capitated contracts with the nation’s largest health plans to provide holistic, comprehensive healthcare. In 2021 and as of June 30, 2022, a significant portion of our revenues were from recurring capitated arrangements. We predominantly recognize recurring per member per month capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium that the health plan receives from the Centers for Medicare & Medicaid Services. We also provide practice management and administrative support services to independent physicians and group practices that we do not own through our managed services organization relationships, which we refer to as our affiliate providers. Our contracted recurring revenue model offers us highly predictable revenue and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payors and patients alike-the more we improve health outcomes, the more profitable we will be over time. CanoPanorama, our proprietary population health management technology-powered platform, is a critical enabler of our efforts to deliver superior clinical care. As of June 30, 2022, we had over 281,000 members across nine states and Puerto Rico, approximately 400 employed providers (physicians, nurse practitioners, physician assistants) and approximately 800 clinical support employees at our 143 owned medical centers, and over 1,000 affiliate providers.

We provide access to high-quality care to primarily underserved and dual-eligible (i.e., eligible for both Medicare and Medicaid) populations, many of whom live in economically disadvantaged and minority communities, thereby contributing to the revitalization of these communities. We have rapidly expanded to become a nationally-recognized, multi-state provider that is primarily focused on Medicare-eligible beneficiaries where we can have the greatest positive impact on our members and for our payors.

Corporate Information

Our principal executive offices are located at 9725 NW 117th Avenue, Miami, FL 33178 and our telephone number is (855) 226-6633. Our website address is www.canohealth.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus. Our Class A common stock and warrants are listed on the NYSE under the symbols “CANO” and “CANO WS,” respectively.

We use various trademarks and trade names in our business, including without limitation our corporate name and logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

THE OFFERING

Class A common stock Offered by the Selling Stockholders	6,895,830 shares of Class A common stock

Use of Proceeds	We will not receive any proceeds from the sale of the shares of Class A common stock covered by this prospectus.

NYSE Symbol	CANO

Offering Price	The selling stockholders will offer the shares of common stock offered by this prospectus at the prevailing market prices or at privately negotiated prices.

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our securities involves risks and uncertainties. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before making an investment decision. The risks described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially adversely affected. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

This prospectus relates to the potential resale from time to time of some or all of 6,895,830 shares of our Class A common stock. The selling stockholders will receive all of the proceeds from any sale of such shares. We will not receive any proceeds from any sales of shares of our common stock by the selling stockholders

We have agreed to bear the expenses in connection with the registration of the shares of Class A common stock to be offered by this prospectus by the selling stockholders other than any underwriting discounts and commissions or transfer taxes relating to the sale of Class A common stock, which will be borne by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Capital Stock

The Certificate of Incorporation authorizes the issuance of 7,010,000,000 of common stock, $0.0001 par value per share and 10,000,000 shares of preferred stock, $0.0001 par value. The outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable. As of August 5, 2022, there was 231,917,186 shares of Class A common stock and 253,974,171 shares of Class B common stock issued and outstanding.

Class A Common Stock

Voting rights. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A common stock will vote together with holders of Class B common stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A common stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the Delaware General Corporation Law, or the DGCL.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company, or the Board, out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class A common stock are entitled to share ratably in all net assets, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class A common stock, then outstanding, if any.

Other rights. The holders of Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of the Class A common stock will be subject to those of the holders of any shares of the preferred stock the Company may issue in the future.

Class B Common Stock

Voting rights. Each holder of Class B common stock is entitled to one vote for each share of Class B common stock held of record by such holder on all matters on which stockholders generally are entitled to vote

(whether voting separately as a class or together with one or more classes of the Company’s capital stock). Holders of shares of Class B common stock will vote together with holders of the Class A common stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class B common stock, as such, will have no voting power pursuant to the Certificate of Incorporation with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

Dividend rights. The holders of the Class B common stock will not participate in any dividends declared by the Board.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class B common stock are not entitled to receive any assets of the Company.

Other rights. The holders of shares of Class B common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class B common stock.

Issuance and retirement of Class B common stock. In the event that any outstanding share of Class B common stock ceases to be held directly or indirectly by a holder of a common unit of PCIH, such share will automatically be transferred to the Company and cancelled for no consideration. The Company will not issue additional shares of Class B common stock after the adoption of the Certificate of Incorporation other than in connection with the valid issuance of common units of PCIH in accordance with the governing documents of PCIH.

Preferred Stock

The Certificate of Incorporation provides that shares of Company preferred stock may be issued from time to time in one or more series. The Board is authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of Company preferred stock. The Board is able to, without stockholder approval, issue Company preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Company common stock and could have anti-takeover effects. The ability of the Board to issue Company preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Dividends

The Company has not paid any cash dividends on the common stock to date and does not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Board at such time. The Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Lock-Up Restrictions

Certain of our stockholders are subject to certain restrictions on transfer of our subsidiaries until the termination of applicable lock-up periods pursuant to lock-up agreements entered into in connection with the Business Combination.

Listing of Securities

Our Class A common stock and public warrants are listed on the NYSE under the symbols “CANO” and “CANO WS,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock and the warrant agent for the warrants is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law

Classified Board of Directors

The Certificate of Incorporation provides that the Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Board will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board.

Authorized but Unissued Shares

The authorized but unissued shares of Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of the Company’s common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meetings of Stockholders

The Certificate of Incorporation provides that any action required or permitted to be taken by stockholders at any annual or special meeting, may not be effected by written consent, and must be effected at an annual or special meetings of stockholders. As a result, a holder controlling a majority of Company capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws. This restriction does not apply to actions taken by the holders of any series of preferred stock of the Company to the extent expressly provided in the applicable preferred stock designation. Further, the Certificate of Incorporation provides that, subject to any special rights of the holders of preferred stock of the Company, only a majority of the total number of authorized directors may call special meetings of stockholders, thus prohibiting a holder of the Company’s common stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Company capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to, or mailed and received at, the Company’s principal executive offices not less than on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the 90th day prior to the scheduled date of such annual meeting or, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Company. The Company’s bylaws will also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude the Company’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.

Amendment of Charter or Bylaws

The Bylaws may be amended or repealed by the Board or by the affirmative vote of the holders of at least two-thirds of the voting power of all of the shares of the capital stock of the Company entitled to vote on such amendment or repeal, voting as one class. The affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares of capital stock of the Company entitled to vote thereon as a class, and the affirmative vote of not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class voting together as a single class, will be required to amend certain provisions of the Certificate of Incorporation.

Board Vacancies

Any vacancy on the Board may be filled solely by the affirmative vote of a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director, subject to any special rights of the holders of preferred stock of the Company. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. Except as otherwise provided by law, in the event of a vacancy in the Board, the remaining directors may exercise the powers of the full Board until the vacancy is filled.

Section 203 of the Delaware General Corporation Law

The Company shall not be governed by Section 203 of the DGCL.

Limitation on Liability and Indemnification of Directors and Officers

The Certificate of Incorporation provides that the Company’s directors and officers will be indemnified and advanced expenses by the Company to the fullest extent authorized or permitted by law as it now exists or may in the future be amended. In addition, the Certificate of Incorporation provides that the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the DGCL.

The Certificate of Incorporation also permits the Company to purchase and maintain insurance on behalf of any officer, director or employee of the Company for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against the Company directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SELLING STOCKHOLDERS

This prospectus relates to the potential resale from time to time of some or all of 6,895,830 shares of our Class A common stock which were issued to the selling stockholders as follows: (1) 5,859,438 shares of our Class A commons stock were issued to Belen Health, LLC pursuant to an asset purchase agreement, dated as of August 5, 2022, by and among Cano Health, Inc., Cano Health, LLC, Belen Health, LLC and Enrique Zamora, (2) 527,542 shares of our Class A common stock were issued to Ricardo Martinez pursuant to an asset purchase agreement, dated as of June 6, 2022, by and among Cano Health, LLC, Centro Medico Latino Americano De West Palm Beach, Corp., Ricardo Martinez and Gloria Arango, (3) 281,629 shares of our Class A common stock were issued to Joel Lago pursuant to a transaction sourcing agreement, dated as of January 1, 2021, by and between Cano Health, LLC and Joel Lago, (4) 104,522 shares of our Class A common stock were issued to Aida E. Castro, M.D., P.A. pursuant to an asset purchase agreement, dated as of August 12, 2022, by and among Aida Castro MD, PA., Aida Castro, MD and Cano Health, LLC, (5) 25,386 shares of our Class A common stock were issued as finder’s fee to Robert Camerlinck in connection with the Company’s acquisition of Doctor’s Medical Center, LLC and its affiliates, which is reference to herein as DMC, and (6) 97,313 shares of our Class A common stock were issued as finder’s fee to Dan Miller in connection with the Company’s acquisition of DMC. The information presented regarding the selling stockholders is based, in part, on information the selling stockholders provided to us specifically for use in this prospectus. The selling stockholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.” We may supplement this prospectus from time to time in the future to update or change the selling stockholders list and the number of shares of Class A common stock that may be offered and sold by the selling stockholders. The registration for resale of the shares of Class A common stock does not necessarily mean that the selling stockholders will sell all or any of these shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of Class A common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which it provided the information set forth in the table below.

Beneficial ownership for the purposes of the table below is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

The following table sets forth, as of the date of this prospectus, the names of the selling stockholders, the aggregate number of shares of Class A common stock beneficially owned, the aggregate number of shares of Class A common stock that the selling stockholders may offer pursuant to this prospectus and the number of shares of Class A common stock beneficially owned by the selling stockholders after the sale of the securities offered hereby. Because the selling stockholders is not obligated to sell the shares of Class A common stock, we cannot estimate the amount of the shares of Class A common stock that the selling stockholders will hold upon consummation of any such sales. For purposes of the following table, we have assumed the sale of all of the shares of Class A common stock that may be offered for sale pursuant to this prospectus. Percentage of beneficial ownership is based on 231,917,186 shares of Class A common stock outstanding and 253,974,171 shares of Class B common stock outstanding as of August 5, 2022. Pursuant to Rule 416 under the Securities Act, the prospectus also covers any additional shares of our Class A common stock that may become issuable in connection with shares of Class A common stock by reason of a stock dividend, stock split or other similar transaction effected without our receiving any cash or other value, which results in an increase in the number of shares of our Class A common stock outstanding.

	Number of Shares Beneficially Owned Before the Offering	Number of Shares that May Be Offered Hereby(7)	Shares Beneficially Owned After the Offering
Name and Address of Selling stockholders			Number	Percentage
Belen Health, LLC(1)	5,859,438	5,859,438	—	—
Ricardo Martinez(2)	527,542	527,542	—	—
Joel Lago(3)	11,610,000	281,629	11,328,371	2.3%
Aida E. Castro, M.D., P.A.(4)	104,522	104,522	—	—
Robert Camerlinck(5)	23,332,386	25,386	23,307,000	4.8%
Dan Miller(6)	97,313	97,313	—	—

(1)	The address of Belen Health, LLC is 13117 NW 107th Ave., Suite E1, Hialeah Gardens, FL 33018.
(2)	The address of Ricardo Martinez is 3440 South Ocean Blvd., Apt 406 N, Palm Beach, FL 33480.
(3)

Consists of 5,250,697 shares of Class B common stock held by Physicians Partners Group Owner, Inc. Joel Lago is the President of Physicians Partners Group Owner, Inc. The address of Physician Partners Group Owner, Inc. and of Joel Lago is 3415 N. Ocean Drive, Apt 401, Hollywood, FL 33019.

(4)	The address of Aida E. Castro, M.D., P.A. is 4730 N. Havana Ave, Suite 101, Tampa, FL 33614.
(5)	The address of Robert Camerlinck is 362 W Riverside Dr. Tequesta, FL 33469.
(6)	The address of Dan Miller is 5180 NW 57th Dr. Coral Springs, FL 33067.
(7)	No other shares of Class A common stock, including, without limitation, shares of Class A common stock acquired in the open market are being offered under this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders may sell all or a portion of the shares of Class A common stock held by them and offered hereby from time to time, in one or more transactions, directly or through one or more underwriters, broker-dealers or agents. As used in this prospectus, the term “selling stockholders” includes any donees, pledgees, transferees or other successors in interest of the selling stockholders after the date of this prospectus. If the shares of Class A common stock are sold through underwriters, broker-dealers, or agents, the selling stockholders will be responsible for underwriting discounts or commissions. The shares of Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, at negotiated prices or such other price as the selling stockholders determines from time to time. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the shares of Class A common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares of Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	directly to multiple purchasers or a single purchaser;

•	short sales made after the date the registration statement is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Class A common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of Class A common stock by other means not described in this prospectus. If the selling stockholders effects such transactions by selling shares of Class A common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Class A common stock, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Class A common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Class A common stock short and deliver shares of Class A common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Class A common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of Class A common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock from time to time pursuant to this prospectus. The selling stockholders also may transfer and donate the shares of Class A common stock in other circumstances in which case the pledgees, transferees, donees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At a time a particular offering of shares of our Class A common stock is made, an additional prospectus supplement, if required, may be distributed that will set forth the number of shares of our Class A common stock being offered, the method of distribution and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter and any discount. In order to comply with the securities laws of some states, if applicable, the shares of our Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares of our Class A common stock may not be sold unless they has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A common stock to engage in market-making activities with respect to the shares of Class A common stock. All of the foregoing may affect the marketability of the shares of Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

To the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We will not receive any proceeds from sales of any shares of Class A common stock by the selling stockholders.

We cannot assure you that the selling stockholders will sell all or any portion of the shares of Class A common stock offered hereby. We are registering the resale of shares of our Class A common stock to provide the selling stockholders with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling stockholders pursuant to this prospectus or at all.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus has been passed upon for us by Goodwin Procter LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our website address is www.canohealth.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 14, 2022;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021, from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed with the SEC on April 6, 2022;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, filed with the SEC on May 9, 2022 and August 9, 2022, respectively;

•

Current Reports on Form 8-K filed with the SEC on January 18, 2022, March 14, 2022, March  21, 2022, May 18, 2022 and August 5, 2022 (excluding information furnished pursuant to Items 2.02 or 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit); and

•

The description of our Class  A common stock and warrants contained in our Registration Statement on Form 8-A filed with the SEC on August 20, 2021, including any amendments or reports filed for the purpose of updating such description.

These documents may also be accessed on our website at www.canohealth.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Cano Health, Inc.

9725 NW 117th Avenue

Miami, FL 33178

Attention: Investor Relations

(855) 226-6633

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.